Exhibit 10.33
SEVERANCE AGREEMENT
THIS SEVERANCE AGREEMENT (this “Agreement”), dated as of December 15, 2025 (the “Effective Date”), is made and entered into by and between TriMas Corporation, a Delaware corporation (the “Company”), and Paul Swart (the “Executive”).
WITNESSETH:
WHEREAS, the Executive is an executive of the Company and is expected to make major contributions to the growth and financial strength of the Company;
WHEREAS, the Company desires to provide additional inducement for the Executive to continue to remain in the employ of the Company by providing certain severance benefits in the event of certain terminations of the Executive’s employment by the Company outside of a Change in Control (as defined below);
WHEREAS, the Company also recognizes that the possibility of a Change in Control exists and that such possibility, and the uncertainty it may create among management, may result in the distraction or departure of management personnel, to the detriment of the Company and its stockholders;
WHEREAS, the Company desires to help assure itself of the continuity of management and desires to establish certain minimum severance benefits for certain of its executives, including the Executive, applicable including in the event of a Change in Control; and
WHEREAS, the Company wishes to help ensure that its executives are not unduly distracted by the circumstances attendant to the possibility of a Change in Control and to encourage the continued attention and dedication of such executives, including the Executive, to their assigned duties with the Company.
NOW, THEREFORE, the Company and the Executive agree as follows:
1.Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:
(a)    “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
(b)    “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
(c)    “Cause” shall mean:
(i)    the Executive’s conviction of or plea of guilty or nolo contendere to a crime constituting a felony under the laws of the United States or any State thereof or any other jurisdiction in which the Company or its subsidiaries conduct business;

(ii)    the Executive’s willful misconduct in the performance of his duties to the Company or its subsidiaries and failure to cure such breach within 30 days following written notice thereof from the Company;
(iii)    the Executive’s willful failure or refusal to follow directions from the Company’s Board of Directors (the “Board”) and/or the Company’s Chief Executive Officer and failure to cure such breach within 30 days following written notice thereof from the Board; or
(iv)    the Executive’s breach of fiduciary duty to the Company or its subsidiaries for personal profit.
Any failure by the Company or a subsidiary to notify the Executive after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrences of such event (or a similar event) from constituting Cause.
Notwithstanding the foregoing, no termination of the Executive’s employment shall qualify as a termination for Cause unless (x) the Company notifies the Executive in writing of the Company’s intention to terminate the Executive’s employment for Cause within 90 days following the initial existence of such occurrence or event, (y) the Executive fails to cure such occurrence or event within 30 days after receipt of such notice from the Company and (z) the Company terminates the Executive’s employment within 45 days after the expiration of the Executive’s cure period in subsection (y).
(d)    “Change in Control” shall be deemed to have occurred upon the first of the following events to occur:
(i)    any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below;
(ii)    the following individuals cease for any reason to constitute a majority of the number of Directors then serving on the Board: individuals who, on the date hereof, constitute the Board and any new member of the Board (a “Director”) (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Directors) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the Directors then still in office who either were Directors on the date of this Agreement or whose appointment, election or nomination for election was previously so approved or recommended (the “Incumbent Board”); provided, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest (an

“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;
(iii)    there is consummated a merger, consolidation, wind-up, reorganization or restructuring of the Company with or into any other entity, or a similar event or series of such events, other than (A) any such event or series of events which results in (1) the voting securities of the Company outstanding immediately prior to such event or series of events continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 51% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (2) the individuals who comprise the Board immediately prior thereto constituting immediately thereafter at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (B) any such event or series of events effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities; or
(iv)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (it being conclusively presumed that any sale or disposition is a sale or disposition by the Company of all or substantially all of its assets if the consummation of the sale or disposition is contingent upon approval by the Company’s stockholders unless the Board expressly determines in writing that such approval is required solely by reason of any relationship between the Company and any other Person or an Affiliate of the Company and any other Person), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity (A) at least 51% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition and (B) the majority of whose board of directors immediately following such sale or disposition consists of individuals who comprise the Board immediately prior thereto.
Notwithstanding the foregoing, (x) a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (y) if required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a “Change in Control” shall be deemed to have occurred only if the transaction or event qualifies as a Section 409A Change in Control.
(e)    “CIC Multiplier” means 2.0.
(f)    “CIC Period” means the period that begins on the date of the Executive’s termination of employment with the Company and ends on the 24-month anniversary of the date of the Executive’s termination.
(g)    “Disability” means (i) the Executive is unable to engage in any substantial activity due to medically determinable physical or medical impairment expected to result in death or to last for a continuous period of not less than 12 months, or (ii) if due to any medically determinable physical or mental impairment expected to result in death or last for a continuous period not less than 12 months, the Executive has received income replacement benefits for a period of not less than three months under an accident and health plan sponsored by the Company.
(h)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
(i)    “Good Reason” shall mean:
(i)    a material and permanent diminution in the Executive’s duties or responsibilities, other than any such diminution resulting from events or circumstances reasonably impacting the duties or responsibilities of substantially all other Company executive officers having primarily Company-wide duties or responsibilities;
(ii)    a material reduction in the aggregate value of base salary and bonus opportunity provided to the Executive by the Company; or
(iii)    A permanent reassignment of the Executive to another primary office more than 50 miles from the current office location, which reassignment is not otherwise approved by the Board.
The Executive must notify the Company of the Executive’s intention to invoke termination for Good Reason within 90 days after the Executive has knowledge of such event and provide the Company 30 days’ opportunity for cure, and the Executive must actually terminate the Executive’s employment with the Company prior to the 365th day following such occurrence or such event shall not constitute Good Reason. The Executive may not invoke termination for Good Reason if Cause exists or the Executive has violated Section 10 of the Agreement at the time of such termination.
(j)    “Non-CIC Multiplier” means 1.0.

(k)    “Non-CIC Period” means the period that begins on the date of the Executive’s termination of employment with the Company and ends on the 12-month anniversary of the date of the Executive’s termination.
(l)    “Non-Compete Term” shall mean (i) the Non-CIC Period if the Executive is terminated in a manner that gives rise to severance benefits under Section 3, (ii) the CIC Period if the Executive is terminated in a manner that gives rise to severance benefits under Section 4 and (iii) 24 months following the termination of the Executive’s employment with the Company if the Executive’s employment has terminated in any other manner.
(m)    “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same propositions as their ownership of stock of the Company.
(n)     A “Qualifying Termination” shall be defined for purposes of this Agreement as a termination of the Executive’s employment with the Company for any reason other than:
(i)death;
(ii)Disability (as defined in this Agreement);
(iii)Cause (as defined in this Agreement); or
(iv)A termination by the Executive without Good Reason (as defined in this Agreement).
(o)     A “Section 409A Change in Control” means a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(A)(v) of the Code.
2.Term. This Agreement shall commence as of the Effective Date and expire on the five-year anniversary of the Effective Date (the “Initial Term”); provided, however, that: (a) on the five-year anniversary of the Effective Date and each one-year anniversary thereafter (each such one-year period, an “Additional Term” and together with the Initial Term, the “Term”), the Term will automatically be extended for an additional year unless, not later than 90 days prior to end of the Term, the Company or the Executive shall have given notice to the other that it or the Executive, as applicable, does not wish to have the Term so extended; (b) if, prior to a Change in Control, the Executive ceases for any reason to be an employee of the Company or any Affiliate of the Company, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect (but subject to satisfaction of the terms and conditions of this Agreement regarding such termination, including the terms of any Anticipatory Termination under Section 4 of this Agreement);]and (c) notwithstanding Section 2(a), after a Change in Control, this Agreement may not be terminated or amended in any manner prior to the fifth business day following the two-year anniversary of the Change in Control without the prior written consent of the Executive. For purposes of this Section 2, the Executive shall not be deemed to have ceased to be an employee of the Company and any Affiliate of the Company by reason of the transfer of the Executive’s employment between the Company and any Affiliate of the Company, or among any Affiliates of the Company.
3.Termination Without Cause or for Good Reason Prior to a Change in Control (and Absent Anticipatory Termination). Except as otherwise set forth in Section 4 of this Agreement, if the Executive’s employment is involuntarily terminated by the Company for any reason other than Cause, Disability or death, or if the Executive’s employment is terminated by the Executive for Good Reason, then the Company shall, subject to Section 10(f) provide the Executive the following severance benefits:
(a)Payment of an amount equal to the product of (i) the Non-CIC Multiplier, multiplied by (ii) the sum of (A) the Executive’s annual base salary in effect on the date of termination (without regard to any reduction giving rise to Good Reason) and (B) the Executive’s target Short-Term Incentive Plan (as in effect from time to time, the “Short-Term Incentive Plan”) bonus for the full year of termination at the level in effect immediately prior to the date of termination (without regard to any reduction giving rise to Good Reason), payable in equal installments in accordance with the Company’s payroll practices as in effect from time to time, commencing on the 60th day following the date of termination and ending on the last payroll date of the Company in the last month of the Non-CIC Period, provided that the first such payment shall include all amounts that would have been paid to the Executive in accordance with the Company’s payroll practices if such payments had begun on the date of termination;
(b)Payment of all (i) accrued but unpaid base salary through the date of termination and (ii) earned but unused vacation through the date of termination, payable by the next payroll date following termination of employment;
(c)Payment of the Executive’s Short-Term Incentive Plan bonus payment for the most recently completed bonus term if a bonus has been earned by the Executive under the Short-Term Incentive Plan for such year but not paid, payable in accordance with the terms of the Short-Term Incentive Plan;
(d)Payment of the Executive’s Short-Term Incentive Plan bonus for the year of termination, based on actual performance results for the full year and prorated through the Executive’s employment termination date, payable in accordance with the terms of the Short-Term Incentive Plan;
(e)If the Executive timely elects to continue group health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and subject to the Company’s COBRA policies, the Company will reimburse the Executive for the employer’s portion of premiums for continued group health coverage under COBRA until the earliest of (i) the termination of the Executive’s COBRA period, (ii) the expiration of the Non-CIC Period, or

(iii) the date on which the Executive becomes eligible to receive any medical benefits under any plan or program of any other employer. The Executive will be responsible for payment of the COBRA premium and will be reimbursed by the Company for the portion of the premium that the Company would have paid if the Executive had continued to be an employee of the Company. If the COBRA period expires before the applicable Non-CIC Period has elapsed following the Executive’s termination of employment, the Company shall pay the Executive a monthly amount equal to the monthly contribution that the Company would have paid for the Executive’s coverage under the applicable group health plan of the Company if the Executive had continued as an employee of the Company until the earlier of (x) the expiration of the applicable Non-CIC period or (y) the date on which the Executive becomes eligible to receive any medical benefits under any plan or program of any other employer. Any such reimbursements or payments provided to the Executive pursuant to this Section 3(e) will be treated as taxable to the Executive;
(f)Except for the benefits stated in the applicable portion of this Section 3, and subject to the terms of this Agreement regarding Anticipatory Termination, the Executive’s participation in all benefit plans, programs and arrangements of the Company shall cease as of the date of the Executive’s termination of employment and otherwise be governed by the terms of the plans, programs or arrangements, if any, governing such benefits.
4.Termination Following a Change in Control (or Anticipatory Termination). Notwithstanding Section 3 of this Agreement, if the Executive’s employment with the Company terminates by reason of a Qualifying Termination within two years after a Change in Control (or within ninety (90) days prior to a Change in Control (such termination occurring within ninety (90) days prior to a Change in Control, “Anticipatory Termination”)), then, in place of any other severance payments, benefits or other consideration, pursuant to this Agreement, and subject to all legal requirements, the Company shall, subject to Section 10(f) provide the Executive the following severance benefits:
(a)If the Change in Control is a Section 409A Change in Control (but not in the case of any Anticipatory Termination), a lump sum payment payable on the 60th day following the date of the Executive’s termination, equal to the product of (i) the CIC Multiplier, multiplied by (ii) the sum of (A) the Executive’s annual base salary rate in effect on the date of termination (without regard to any reduction giving rise to Good Reason) and (B) the Executive’s Short-Term Incentive Plan target bonus for the full year of termination at the level in effect immediately prior to the date of termination (without regard to any reduction giving rise to Good Reason);
(b)If the Change in Control is not a Section 409A Change in Control (or in the event of any Anticipatory Termination), an amount equal to the product of (i) the CIC Multiplier, multiplied by (ii) the sum of (A) the Executive’s annual base salary rate in effect on the date of termination (without regard to any reduction giving rise to Good Reason) and (B) the Executive’s Short-Term Incentive Plan target bonus for the full year of termination at the level in effect on the date of termination (without regard to any reduction giving rise to Good Reason), payable in equal installments in accordance with the Company’s payroll practices as in effect from time to time, commencing on the 60th day following the date of termination, and ending on the expiration of the CIC Period, provided that the first such payment shall include all amounts that would have been paid to the Executive in accordance with the Company’s payroll practices if such payments had begun on the date of termination;
(c)Payment of the Executive’s Short-Term Incentive Plan bonus payment for the most recently completed bonus term if a bonus has been earned by the Executive under the Short-Term Incentive Plan for such year but not yet paid, payable at the time set forth in the Short-Term Incentive Plan, provided that in no event will the Company be permitted to exercise any negative discretion with respect to the amount of such Short-Term Incentive Plan bonus;
(d)Payment of the Executive’s Short-Term Incentive Plan bonus for the year of termination, based on actual performance results for the full year and prorated the Executive’s employment termination date, payable in accordance with the terms of the Short-Term Incentive Plan, provided that in no event will the Company be permitted to exercise any negative discretion with respect to the amount of such Short-Term Incentive Plan bonus (the “Prorated Bonus”);
(e)If the Executive timely elects to continue group health care coverage under COBRA, and subject to the Company’s COBRA policies, the Company will reimburse the Executive for the employer’s portion of premiums for continued group health coverage under COBRA until the earliest of (i) the termination of the Executive’s COBRA period, (ii) the expiration of the CIC Period, or (iii) the date on which the Executive becomes eligible to receive any medical benefits under any plan or program of any other employer. The Executive will be responsible for payment of the COBRA premium and will be reimbursed by the Company for the portion of the premium that the Company would have paid if the Executive had continued to be an employee of the Company. If the COBRA period expires before the applicable CIC Period has elapsed following the Executive’s termination of employment, the Company shall pay the Executive a monthly amount equal to the monthly contribution that the Company would have paid for the Executive’s coverage under the applicable group health plan of the Company if the Executive had continued as an employee of the Company until the earlier of (x) the expiration of the applicable CIC period or (y) the date on which the Executive becomes eligible to receive any medical benefits under any plan or program of any other employer. Any such reimbursements or payments provided to the Executive pursuant to this Section 4(e) will be treated as taxable to the Executive;
(f)Except for the benefits stated in this Section 4, and specifically subject to the terms of this Agreement regarding Anticipatory Termination, the Executive’s participation in all benefit plans, programs and arrangements of the Company shall cease as of the date of the Executive’s termination of employment and otherwise be governed by the terms of the plans, programs or arrangements, if any, governing such benefits.
5.Voluntary Termination by the Executive. If the Executive voluntarily terminates employment with the Company without Good Reason, the Company shall pay the Executive his (a) accrued but unpaid base salary through the date of termination, (b) earned but unused vacation through the date of termination and (c) Short-Term Incentive Plan bonus payment for the most recently completed bonus term if a bonus has been earned by the Executive under the Short-Term Incentive Plan for such year but not paid. The accrued salary and vacation time shall be payable by the next normal payroll date following the date of the Executive’s termination of employment, and the Short-Term Incentive Plan award shall be payable in accordance with the terms of the Short-Term Incentive Plan. Except for the benefits stated in this Section 5, the Executive’s participation in all benefit plans, programs and arrangements of the Company shall cease as of the date of the Executive’s termination of employment and otherwise be governed by the terms of the plans, programs or arrangements, if any, governing such benefits.
6.Termination for Cause. If the Company terminates the Executive with Cause, the Company shall pay the Executive his (a) accrued but unpaid base salary through the date of termination, and (b) earned but unused vacation through the date of termination payable by the next normal payroll date following the date of the Executive’s termination of employment. The Executive shall not be entitled to payment of any Short-Term Incentive Plan award, whether declared and unpaid for any prior year, relating to any portion of the year in which the termination occurs or otherwise. Except for the benefits stated in this Section 6, the Executive’s participation in all benefit plans, programs and arrangements of the Company shall cease as of the date of the Executive’s termination of employment and otherwise be governed by the terms of the plans, programs or arrangements, if any, governing such benefits.
7.Termination for Disability. If the Executive’s employment is terminated after it is determined that the Executive is Disabled, then all obligations of the Company to make any further payments under this Agreement, except for earned but unpaid base salary and accrued but unpaid Short-Term Incentive Plan bonus awards, shall terminate on the first to occur of (a) the date that is 6 months after such termination or (b) the date the Executive becomes entitled to benefits under a Company-provided long-term disability program. The earned but unpaid base salary shall be paid by the next normal payroll payment date following termination of the Executive’s employment, and the Short-Term Incentive Plan award shall be paid in accordance with the terms of such plan. The Company may only terminate the Executive on account of Disability after giving due consideration to whether reasonable accommodations can be made under which the Executive is able to fulfill the Executive’s job related duties. The commencement date and expected duration of any physical or mental condition that prevents the Executive from performing job related duties shall be determined by a medical doctor selected by the Company and reasonably acceptable to the Executive. The Company may, in its discretion, require written confirmation from a physician of Disability during any extended absence. Except for the benefits stated above, the Executive’s participation in all other Company benefits shall cease as of the date above on which the Company’s obligation to make payments ceases and otherwise be governed by the terms of the plans, if any, applicable to such benefits.
8.Termination Due to Death. If the Executive’s employment terminates due to the Executive’s death, all obligations of the Company to make any further payments under this Agreement, other than an obligation to pay any accrued but unpaid base salary to the date of death and any accrued but unpaid bonuses under the Short-Term Incentive Plan to the date of death, shall terminate upon the Executive’s death. The accrued but unpaid base salary shall be paid by the next normal payroll date following termination of employment, and the accrued but unpaid Short-Term Incentive Plan award shall be paid in accordance with the terms of such plan. In accordance with Company guidelines, the Executive’s qualified dependents shall be reimbursed for the employer portion of COBRA premiums for the Company group medical benefits (including health, dental, vision, EAP and prescription plans), as defined by the plan documents, for a period not to exceed 36 months; provided a timely election to continue health care coverage under COBRA is made and subject to the Company’s COBRA policies. Except for the benefits stated above, the Executive’s participation in all other Company benefits shall cease as of the date of death and otherwise be governed by the terms of the plans, if any, applicable to such benefits.
9.Adjustment of Certain Payments and Benefits.
(a)General Rules. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided hereunder or under any other plan or agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, as such law and regulations may be amended from time to time (the “Code”), or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder or thereunder (as applicable) shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided hereunder is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by the Executive or the Company, by the Company’s independent accountants or a nationally recognized law firm chosen by the Company. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 9 shall not of itself limit or otherwise affect any other rights of the Executive under this Agreement. In the event that any payment or benefit is required to be reduced pursuant to this Section 9, then the reduction will be made in accordance with Section 409A of the Code and will occur in the following order: (a) first, by reducing any cash payments with the last scheduled payment reduced first; (b) second, by reducing any equity-based benefits that are included at full value under Q&A-24(a) of the Treasury Regulations promulgated under Section 280G of the Internal Revenue Code (the “280G Regulations”), with the highest value reduced first; (c) third, by reducing any equity-based benefits included on an acceleration value under Q&A-24(b) or 24(c) of the 280G Regulations, with the highest value reduced first; and (d) fourth, by reducing any non-cash, non-equity based benefits, with the latest scheduled benefit reduced first.
(b)Effect of Repeal. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section 9 shall be of no further force or effect.
10.Non-Competition; Non-Solicitation; Confidentiality; Release of Claims.

In consideration of the Company’s entry into this Agreement with the Executive, the Executive shall comply with the following:
(a)Execution of this Agreement and performance relative to this Agreement are not in violation of any restrictions or covenants under the terms of any other agreements to which the Executive is a party.
(b)The Executive acknowledges and recognizes the highly competitive nature of the business of the Company and accordingly agrees that, in consideration of this Agreement, the rights conferred hereunder, and any payment hereunder, while the Executive is employed by the Company and for the duration of the Non-Compete Term, the Executive shall not engage, either directly or indirectly, as a principal for the Executive’s own account or jointly with others, or as a stockholder in any corporation or joint stock association, or as a partner or member of a general or limited liability entity, or as an employee, officer, director, agent, consultant or in any other advisory capacity in any business other than the Company or its subsidiaries which designs, develops, manufactures, distributes, sells or markets the type of products or services sold, distributed or provided by the Company or its subsidiaries during the one year period prior to the date of employment termination (the “Business”); provided that nothing herein shall prevent the Executive from owning, directly or indirectly, not more than five percent of the outstanding shares of, or any other equity interest in, any entity engaged in the Business and listed or traded on a national securities exchanges or in an over-the-counter securities market.
(c)During the Non-Compete Term, the Executive shall not (i) directly or indirectly employ or solicit, or receive or accept the performance of services by, any active employee of the Company or any of its subsidiaries who is employed primarily in connection with the Business, except in connection with general, non-targeted recruitment efforts such as advertisements and job listings, or directly or indirectly induce any employee of the Company to leave the Company, or assist in any of the foregoing, or (ii) solicit for business (relating to the Business) any person who is a customer or former customer of the Company or any of its subsidiaries, unless such person shall have ceased to have been such a customer for a period of at least six months as of the time of such solicitation.
(d)The Executive shall not at any time (whether during or after his employment with the Company) disclose or use for the Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries, any trade secrets, information, data, or other confidential information of the Company, including but not limited to, information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans or the business and affairs of the Company generally, or of any subsidiary of the Company, unless required to do so by applicable law or court order, subpoena or decree or otherwise required by law, with reasonable evidence of such determination promptly provided to the Company, or except as required in the reasonable performance of the Executive’s duties as an employee of the Company. The preceding sentence of this paragraph (d) shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of the Executive’s breach of this covenant. The Executive agrees that upon termination of employment with the Company for any reason, the Executive will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies of these materials, in any way relating to the business of the Company and its subsidiaries, except that the Executive may retain personal notes, notebooks and diaries. The Executive further agrees that the Executive will not retain or use for the Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its subsidiaries.
(e)Although the Executive and the Company consider the restrictions contained in this Agreement to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any tribunal of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
(f)Notwithstanding any provision herein to the contrary, the Company will have no obligation to make any payments or provide any benefits under this Agreement that are not otherwise required to be paid or provided to the Executive pursuant to applicable law unless (i) within 60 days, or such shorter period as designated by the Company, following the date of termination of the Executive’s employment, the Executive executes and delivers to the Company a waiver and release agreement in a reasonable form approved by the Company from time to time (the “Release”) and (ii) any applicable revocation period has expired during such 60-day period without the Executive revoking such Release.
(g)Upon the Executive’s termination of employment, or at any other time as requested by the Company, the Executive will be required to surrender to the Company all correspondence, documents, supplies, files, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates that are in the possession or under control of the Executive.
(h)Nothing in this Agreement (or otherwise) (i) limits the Executive’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Sarbanes-Oxley Act of 2002), or (ii) prevents the Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations. Furthermore, no Company policy or individual agreement between the Company and the Executive shall prevent the Executive from providing information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.) or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.
11.Miscellaneous Provisions.
(a)    In consideration of the Company’s entry into this Agreement, the Executive will devote his full business time and efforts to the performance of his duties and responsibilities for the Company; provided, that such requirement does not preclude the Executive from engaging in charitable and community affairs or managing any passive investment (i.e., an investment with respect to which the Executive is in no way involved with the management or operation of the entity in which the Executive has invested) to the extent that such activities do not conflict with the Executive duties; and further provided, that, subject to Section 10 of this Agreement, the Executive shall not, without the prior approval of the Board, serve as a director or trustee of any other corporation, association or entity, or own more than five percent of the equity of any publicly traded entity.
(b)    Payments Not Compensation. Any participation by the Executive in, and any terminating distributions and vesting rights (other than previously defined) under, the Company sponsored retirement or savings plans, regardless of whether such plans are qualified or non-qualified for tax purposes, shall be governed by the terms of those respective plans. Any salary continuation or severance benefits shall not be considered compensation for purposes of accruing additional benefits under such plans.
(c)    Code Section 409A.
(i)    To the extent applicable, it is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Executive. Consistent with that intent, and to the extent required under Section 409A of the Code, for benefits that are to be paid in connection with a termination of employment, “termination of employment” or any similar term shall be limited to such a termination that constitutes a “separation from service” under Section 409A of the Code.
(ii)    Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee,” determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code, on the date of his separation from service (within the meaning of Treasury Regulation section 1.409A-1(h)) and if any portion of the payments or benefits to be received by the Executive upon his termination of employment would constitute a “deferral of compensation” subject to Section 409A of the Code, then to the extent necessary to comply with Section 409A of the Code, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment will instead be paid or made available on the earlier of (A) the first business day of the seventh month after the date of the Executive’s termination of employment, or (B) the Executive’s death. For purposes of application of Section 409A of the Code, to the extent applicable, each payment made under this Agreement shall be treated as a separate payment.
(iii)    Notwithstanding any provision of this Agreement to the contrary, to the extent any reimbursement or in-kind benefit provided under this Agreement is nonqualified deferred compensation within the meaning of Section 409A of the Code: (A) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (B) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (C) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(iv)    In no event, however, shall this Section 11(c) or any other provisions of this Agreement be construed to require the Company to provide any gross-up for the tax consequences under Section 409A of the Code of any provisions of, or payments under, this Agreement and the Company shall have no responsibility for tax consequences under Section 409A of the Code to the Executive resulting from the terms or operation of this Agreement.
(d)    Payment Process and Taxation Requirements. The Company may withhold from any amounts payable hereunder all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or government regulation or ruling. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for the Executive with respect to any payment or benefit provided to the Executive hereunder, and the Executive shall be responsible for any taxes imposed on the Executive with respect to any such payment or benefit.
(e)    Notices. All notices or communications hereunder shall be in writing, addressed as follows:
To the Company: TriMas Corporation
     38505 Woodward Ave., Suite 200
     Bloomfield Hills, MI 48304
         Attn: General Counsel
To the Executive: To the most recent address on file in the Company’s records for the Executive.
Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

(f)    Separability; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions which shall remain in full force and effect. In the event of a dispute by the Company, the Executive or others as to the validity or enforceability of, or liability under, any provision of this Agreement prior to a Change in Control, the Company shall reimburse the Executive for all reasonable legal fees and expenses incurred by the Executive if the Executive prevails in the dispute resolution process, and if the Executive does not prevail, the Executive and the Company shall be responsible for their respective legal fees and expenses. In the event of any such dispute on or after a Change in Control, the Company shall reimburse the Executive for all reasonable legal fees and expenses incurred by the Executive regardless of the outcome thereof unless the finder of fact in such action determines that the Executive’s position was frivolous or maintained in bad faith.
(g)    Employment Rights. Nothing expressed or implied in this Agreement will change the at-will status of the Executive or create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Affiliate of the Company.
(h)    Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Michigan, without giving effect to the principles of conflict of laws of such State. Further, any litigation arising out of this Agreement shall be venued in a court of competent jurisdiction located in Oakland County, Michigan. In executing this Agreement, the Executive acknowledges that the Executive has purposefully availed himself of the benefits and privileges of the jurisdictions of such courts, that the Executive waives any objections of the basis of forum, venue, and/or jurisdiction, and that the Executive willfully and knowingly submits himself to the jurisdiction of such courts.
(i)    Amendments and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
(j)    Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral (including, without limitation, any term sheet or offer letter), which may have related to the subject matter hereof in any way. Notwithstanding the foregoing, this Agreement does not supersede or in any way limit or otherwise affect restrictive covenants in any other types of agreements between the Company and the Executive to which the Executive may be bound, such as restricted stock unit or other applicable award agreements.
(k)    Successors. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of, and be enforceable by, the Executive’s legal representatives. This Agreement shall also inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
(l)    Compensation Recovery Policy. Notwithstanding anything in this Agreement to the contrary, the Executive acknowledges and agrees that this Agreement and any compensation described herein are subject to the terms and conditions of the Company's clawback policy or policies as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of the Company’s common stock may be traded) (the “Compensation Recovery Policy”), and that, to the extent the Compensation Recovery Policy, by its terms, is applicable to such Agreement or compensation, applicable terms of this Agreement will be (if necessary) deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof. Further, by entering into this Agreement, the Executive (i) consents to be bound by the terms of the Compensation Recovery Policy, as applicable, (ii) agrees and acknowledges that the Executive is obligated to and will cooperate with, and will provide any and all assistance necessary to, the Company in any effort to recover or recoup any compensation or other amounts subject to clawback or recovery pursuant to the Compensation Recovery Policy and/or applicable laws, rules, regulations, stock exchange listing standards or other Company policy, and (iii) agrees that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Executive of any such amounts, including from the Executive’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.
(m)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[signatures on the following page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.
TRIMAS CORPORATION

By: /s/ Thomas Snyder
Name: Thomas Snyder
Title: President and Chief Executive Officer

/s/ Paul Swart
Paul Swart